Exhibit 99.1

American Rebel Light Beer Wins Big at Knoxville Nationals-Uniting Sprint Car Racing, Patriotism, and Retail Placements with Knoxville Nationals and Jason Meyers Racing Sponsorship

American Rebel Light Beer and High Impact Motorsports Sponsorships Drive Brand Awareness and Consumer Connection for America’s Patriotic, God-Fearing, Constitution Loving, National Anthem Signing, Stand Your Ground Beer

Nashville, TN, Aug. 12, 2025 (GLOBE NEWSWIRE) — American Rebel Light Beer ( www.americanrebelbeer.com ) and American Rebel Beverages, a division of American Rebel Holdings, Inc. (NASDAQ: AREB) ( www.americanrebel.com ) delivered a high-impact brand activation at the 2025 Knoxville Nationals , sprint car racing’s biggest stage. With over 25,000 fans in attendance, American Rebel Light Beer made its official Sprint Car debut , driving winning results both on the track with Jason Meyers Racing and in retail execution across Iowa .

Consumers enjoyed American Rebel Light Beer at the track, purchased it in local stores, and made it a top seller at the iconic Dingus Lounge— marking a winning weekend for Rebel Light, America’s fastest growing beer, on and off the dirt.

Sprint Car Strategy and Jason Meyers Racing Partnership with American Rebel Light Beer

American Rebel proudly partnered with Jason Meyers Racing , a two-time World of Outlaws champion and motorsports icon. Meyers’ team brought elite performance and fan excitement to Knoxville, reinforcing American Rebel’s commitment to excellence on and off the track.

“Jason Meyers Racing represents the grit, loyalty, and competitive spirit that defines our brand. American Rebel Beer is building something that Patriotic Racing Fans can rally behind— and enjoy at the track.”

— Andy Ross, CEO of American Rebel Holdings, Inc.

The weekend partnership between American Rebel Light Beer and Jason Myers Racing (“JMR”) was nothing short of phenomenal. JMR received countless comments on the car design and the American Rebel branding made an impact on and off the track. Fans and industry folks alike had nothing but positive things to say about the product – Rebel Light Beer – and it was clear the beer and the partnership with Jason Meyers Racing resonated with the Sprint Car community.

America’s Patriotic Beer – American Rebel Light - for America’s Most Loyal Fans

American Rebel Light Beer is a better-for-you, proudly American brew crafted for those who live with grit, freedom, and loyalty. Sprint Car fans are fiercely patriotic and deeply loyal—making them the ideal audience for our brand.

“Motorsports isn’t just a sponsorship—it’s our strategy. These fans are our people. We’re committed to turning race fans into lifelong American Rebel customers.”

— Andy Ross, CEO – American Rebel Holdings

“The Knoxville Nationals is the biggest stage in sprint car racing, and I’m proud to have represented American Rebel Light in front of that crowd. Thursday night was a great run for our team, and while Saturday didn’t go the way we hoped, the support from the fans and the brand was incredible. I’m grateful for the partnership and the opportunity to race with purpose.”

— Spencer Bayston, driver _ American Rebel Beer #14

Watch the full interview here: Post Race Interview

Retail and On-Premise Wins for Rebel Light Beer That Match the Racing Results

●	Top 5 Beer at Dingus Lounge during race week—Knoxville’s iconic fan hub

●	Retail presence across Hy-Vee, Casey’s, and independents —driving trial and repeat purchases

●	Strategic distribution with Mahaska —expanding reach and merchandising impact

●	Thousands of new customers engaged through on-site sampling and fan activations

Track Results That Roared

American Rebel Beer-sponsored driver Spencer Bayston , racing under Jason Meyers Racing, delivered a standout performance:

●	3rd Place in Thursday’s Qualifying Feature

●	22nd Place in Saturday’s Championship A-Main

His grit on the track mirrored our brand’s spirit—and helped drive visibility across fans and media.

Consumer Momentum and Investor Value

Knoxville wasn’t just a race—it was a retail testbed. American Rebel Light Beer proved its ability to:

●	Convert fans into customers

●	Drive retail velocity in competitive environments

●	Expand distribution through strategic partnerships

●	Align brand with high-affinity audiences

Why Knoxville and Sprint Cars Matter

●	25,000+ fans from across the country

●	National media coverage and livestream reach

●	Cultural relevance in the heart of America’s motorsports community

●	Sprint Car Racing is a grassroots sport with deep loyalty—perfect for brand building

American Rebel Light Beer is accelerating. With motorsports at the heart of our marketing engine, we’re building a brand that wins with fans, retailers, and shareholders alike.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space. Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and Minnesota. For more information about the launch events and the availability of American Rebel Beer, please visit American Rebel Beer or follow us on social media platforms @AmericanRebelBeer. American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.